EXHIBIT 99

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

THIRD QUARTER OPERATING RESULTS

McLEAN, VA, Sept. 22, 2003 – The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and retailer, today reported operating results for the third quarter ended August 31, 2003 and the fiscal year to date.

For the third quarter, the net loss from continuing operations totaled $(178,000), or $(0.01) per diluted share, compared to a loss in the prior year period of $(622,000), or $(0.05) per diluted share. Net shipments for the quarter increased to $70.2 million, compared with $69.1 million for the same period last year. Gross profit margins for the quarter increased to 36.3%, up from 34.1% for the same period last year. The increase in gross profit margin reflects improving performance in the Company’s Storehouse retail operations. Selling, general and administrative costs (SG&A) for the quarter were $24.4 million, an increase of 4% from the same period last year. Included in SG&A for the quarter was a pretax charge of approximately $500,000 for impairment charges for certain Storehouse locations.

For the nine-month period, shipments were $201.9 million, down fractionally from the prior year shipments of $202.4 million. Gross profit margins improved to 35.5% from 35.1% as retail margins improved and retail operations accounted for a larger percentage of total shipments. Selling and administrative expenses at $71.5 million were $1.7 million lower than last year’s $73.2 million. Included in earnings in the prior year was a charge of $1.4 million, net of taxes, or $(0.11) per share, for the combination of the former Home Elements division into Storehouse. All prior periods have been restated to reflect Mitchell Gold’s results as discontinued operations.

“Our Storehouse retail business continues to reflect improved sales volume with a same store sales growth rate of 11% for the quarter, compared to the same quarter in the prior year. Further, while at the beginning of the third quarter, the incoming order rate for our Rowe Furniture manufacturing unit was soft, the order rate improved during the period, resulting in a higher backlog at the end of the third quarter than at the same time last year” said Gerald M. Birnbach, Chairman and President. “As a result, we enter the important fourth quarter with both a strong backlog and an improved rate of incoming orders.”

The Rowe Companies is comprised of Rowe Furniture, Inc. a major manufacturer of quality upholstered furniture; and Storehouse, Inc., a 59-store retail furniture chain.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

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Contact:            Gene S. Morphis, Chief Financial Officer

    703-847-8670

FOR THE THREE AND NINE MONTHS ENDED AUGUST 31, 2003 AND SEPTEMBER 1, 2002

(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31, 2003	September 1, 2002	August 31, 2003	September 1, 2002
	($ in thousands - except per share amounts)
Net shipments	$70,152	$69,094	$201,930	$202,420
Cost of shipments	44,701	45,530	130,173	131,324

Gross profit	25,451	23,564	71,757	71,096
Selling and administrative expenses	24,431	23,523	71,385	71,112
Retail restructuring and other charges	—	—	125	2,089

Operating income (loss)	1,020	41	247	(2,105)
Interest expense	(1,075)	(1,494)	(3,447)	(2,907)
Other income	41	469	847	1,479

Loss from continuing operations before taxes	(14)	(984)	(2,353)	(3,533)
Tax expense (benefit)	164	(362)	(721)	(1,146)

Net loss from continuing operations	$(178)	$(622)	$(1,632)	$(2,387)
Earnings from discontinued operations, net of tax expense of $0, $820, $664 and $1,691, respectively	—	1,176	1,084	2,274
Gain on sale of Mitchell Gold, net of tax benefit of $1,473	—	—	462	—

Net earnings (loss)	$(178)	$554	$(86)	$(113)

Net loss from continuing operations per common share	$(0.01)	$(0.05)	$(0.12)	$(0.18)
Net earnings (loss) per common share	$(0.01)	$0.04	$(0.01)	$(0.01)
Weighted average common shares	13,168	13,166	13,166	13,147

Net loss from continuing operations per common share assuming dilution	$(0.01)	$(0.05)	$(0.12)	$(0.18)
Net earnings (loss) per common share assuming dilution	$(0.01)	$0.04	$(0.01)	$(0.01)
Weighted average common shares and equivalents	13,168	13,195	13,166	13,147

THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	August 31, 2003	December 1, 2002
	($ in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,240	$274
Restricted cash collateralizing letters of credit	3,938	1,938
Accounts receivable, net	19,613	24,344
Notes receivable	100	200
Tax refunds receivable	255	—
Inventories	32,066	37,207
Deferred income tax asset	1,982	2,118
Prepaid expenses and other	1,489	3,589

Total current assets	65,683	69,670
PROPERTY AND EQUIPMENT, net	41,108	51,769
GOODWILL, net	14,224	40,565
OTHER NONCURRENT ASSETS	10,990	12,288

	$132,005	$174,292

LIABILITIES
CURRENT LIABILITIES
Current maturities of long-term debt	$15,441	$5,945
Accounts payable and accrued liabilities	24,716	27,526
Payment due under earn-out obligation	—	12,800
Customer deposits	11,760	10,436

Total current liabilities	51,917	56,707
LONG-TERM DEBT	26,251	63,475
DEFERRED LIABILITIES	4,722	5,287

Total liabilities	82,890	125,469

Total stockholders’ equity	49,115	48,823

	$132,005	$174,292